Exhibit 21.1

                                  Subsidiaries

                                   Jurisdiction of
                                   Incorporation or
    Subsidiary                     Organization            Fictitious Names
    ----------                     ----------------        ----------------

Denver and Ephrata                      PA                       None
 Telephone and Telegraph
 Company

Red Rose Communications, Inc.           PA           Com Tech Technical Services

D & E Marketing Corp.                   PA                       None

The D and E Group*                      PA                       None

Red Rose SuperNet**                     PA                       None

----------

* Red Rose Communications, Inc. owns 80% of The D and E Group, a Pennsylvania general Partnership.


** D & E Marketing Corp. owns 50% of Red Rose SuperNet, a Pennsylvania [general] partnership.